Exhibit (h)(25)

RYDEX FUNDS PARTICIPATION AGREEMENT

THIS AGREEMENT, dated as of November 14, 2011, between MassMutual Premier Funds (the “Company”), a Massachusetts business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of itself or its separate series listed on Schedule A, severally and not jointly (each an “Investing Fund”), and Rydex Series Funds, Rydex Dynamic Funds, and Rydex ETF Trust, statutory trusts organized under the laws of the State of Delaware on behalf of their separate series, severally and not jointly (each a “Rydex Fund” and collectively the “Rydex Funds”).

WHEREAS, the Company and the Rydex Funds each are registered with the U.S. Securities and Exchange Commission (“SEC”) as open-end management investment companies under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, section 12(d)(1)(A) and (B) of the 1940 Act limits the ability of an investment company to invest in shares of another investment company, and therefore limits the ability of an Investing Fund to invest in shares of a Rydex Fund;

WHEREAS, Rydex ETF Trust, on behalf of each Rydex ETF, have obtained an order from the SEC dated January 4, 2006 (the “Rydex Order”), amending a prior Rydex Series Funds and Rydex Dynamic Funds order dated October 31, 2000, that permits registered investment companies to invest in the Rydex Funds in excess of the limits set forth in section 12(d)(1)(A) and (B) in accordance with the conditions of the Rydex Order and the representations in the application filed to obtain such Order (the “Rydex Application”); and

WHEREAS, an Investing Fund may, from time to time, invest in shares of one or more Rydex Funds in excess of the limitations of section 12(d)(1)(A) and (B) in reliance on the Rydex Order;

NOW THEREFORE, in consideration of the potential benefits to the Investing Funds and the Rydex Funds arising out of the Investing Funds’ investment in Rydex Funds, the parties agree as follows.

1.	Representations and Obligations of the Rydex Funds.

(a) The Rydex Funds have provided to the Company a copy of the Rydex Order and the related SEC Notice of Application for such Order. The Rydex Funds will promptly provide the Company with (i) a copy of any amendments to the Rydex Order, and (ii) a copy of the Rydex Application upon request.

(b) In connection with any investment by an Investing Fund in a Rydex Fund, the Rydex Fund agrees (i) to comply with the terms and conditions of the Rydex Order and this Agreement, and (ii) to promptly notify the Company if such Rydex Fund fails to comply with the terms and conditions of the Rydex Order or this Agreement.

2.	Representations and Obligations of the Company.

(a) Pursuant to Condition 8 of the Rydex Order, the Company represents that the board of trustees of the Company and each Investing Fund’s advisor understand the terms and conditions of the Rydex Order and that each agrees to fulfill its responsibilities under the Rydex Order.

(b) Pursuant to Condition 8 of the Rydex Order, the Company will promptly notify the Rydex Funds in writing at the time of any investment by an Investing Fund in a Rydex Fund in excess of the 3% limit in Section 12(d)(1)(A)(i) and send the Rydex Fund a list of the names of the Company’s affiliates (the Company also must notify the Rydex Fund of any changes to the list as soon as reasonably practicable).

(c) To the extent the Investing Funds, in the aggregate, hold 25% or more of the total outstanding voting securities of a Rydex Fund, the Company agrees to vote the Investing Funds’ shares in the same proportion as the vote of all other holders of shares of such Rydex Fund.

(d) The Company: (i) acknowledges that it has received a copy of the Rydex Order and the related SEC Notice of Application for such Order; (ii) agrees to adhere to the terms and conditions of the Rydex Order and this Agreement and to participate in the proposed transactions in a manner that addresses the concerns underlying the Rydex Order; (iii) represents that investments in the Rydex Funds will be accomplished in compliance with its investment restrictions and will be consistent with the investment policies set forth in its registration statement; (iv) acknowledges that it may rely on the Rydex Order only to invest in Rydex Funds and not in any other investment company; and (v) agrees to promptly notify the Rydex Funds if it fails to comply with the Rydex Order or this Agreement.

3.	Indemnification.

Each Investing Fund agrees to hold harmless and indemnify the Rydex Funds, including any principals, trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Rydex Funds, including any principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Investing Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Investing Fund of the terms and conditions of the Rydex Order, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

The Rydex Funds agree to hold harmless and indemnify the Company, including any directors or trustees, officers, employees and agents, against and from any Claims asserted against the Company, including any directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Rydex Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Rydex Fund of the terms and conditions of the Rydex Order, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

4.	Materials.

To the extent the Company, on behalf of an Investing Fund, refers to one or more Rydex Funds in any prospectus, statement of additional information or otherwise, the Company agrees to refer to the Rydex Fund as, for example, the “Rydex [Index Name] [ETF/Fund].”

5.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the terms and conditions of the Rydex Order, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below (which address may be changed from time to time by written notice to the other party).

If to the Company:

Company Name: MassMutual Premier Funds

Address:	1295 State Street

Springfield, MA 01111

Attention:	Andrew Goldberg, Clerk

Fax:	413.744.6338

Email:	agoldberg@massmutual.com

If to the Rydex Funds:

Rydex Trust
c/o Rydex|SGI
805 King Farm Boulevard, Suite 600
Rockville, MD 20850
Attention: Beth Miller
Fax: 301-296-5370
Email: bmiller@sg-investors.com

6.	Termination; Governing Law.

(a) This Agreement will continue until terminated in writing by either party upon sixty (60) days’ notice to the other party, provided, however, that the obligation of an Investing Fund in Section 2(c) above shall survive the termination of this Agreement. This Agreement may not be assigned by either party without the prior written consent of the other.

(b) This Agreement will be governed by Delaware law without regard to choice of law principles.

7.	Company Liability.

The Rydex Funds acknowledge and agree that the obligations of the Company entered into in the name or on behalf thereof by any of the trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, officers, shareholders or representatives of the Company personally, but bind only the Company’s property. The Rydex Funds further acknowledge and agree that all persons dealing with the Company must look solely to the property belonging to the Company for the enforcement of any claims against the Company. The Rydex Funds specifically acknowledges and agrees that any liability of the Company under this Agreement with respect to an Investing Fund, or in connection with the transactions contemplated herein with respect to an Investing Fund, shall be discharged only out of the assets of such Investing Fund and that no other series of a Company shall be liable with respect thereto.

8.	A copy of the Agreement and Declaration of Trust of the Company is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the trustees of the Company as trustees and not individually and that the obligations of this Agreement are not binding upon any of the trustees or shareholders individually but are binding only upon the assets and property of the Investing Fund.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MASSMUTUAL PREMIER FUNDS, on behalf of each of the Funds

listed on Schedule A, severally and not jointly

/s/ Nicholas H. Palmerino

Name:	Nicholas H. Palmerino

Title:	CFO and Treasurer

RYDEX ETF TRUST, RYDEX SERIES FUNDS, RYDEX DYNAMIC FUNDS, on

behalf of each of its series

/s/ Richard M. Goldman

Name:	Richard M. Goldman

Title:	President

SCHEDULE A

List of Funds

MassMutual Barings Dynamic Allocation Fund

Schedule B - List of Rydex Funds

(as of 8-5-2011)

Rydex Series Funds (advised by Security Investors, LLC)
Nova	Russell 2000®
S&P 500	Inverse Russell® 2000 Strategy
Inverse S&P 500 Strategy	S&P 500 Pure Value
Commodities Strategy	S&P 500 Pure Growth
Nasdaq-100	S&P MidCap 400 Pure Value
Inverse Nasdaq-100 Strategy	S&P MidCap 400 Pure Growth
Mid-Cap 1.5x Strategy	Inverse Mid-Cap Strategy
Russell 2000® 1.5x Strategy	S&P SmallCap 600 Pure Value
Government Long Bond 1.2x Strategy	S&P SmallCap 600 Pure Growth
Inverse Government Long Bond Strategy	Weakening Dollar 2x Strategy
Europe 1.25x Strategy	Strengthening Dollar 2x Strategy
Japan 2x Strategy	U.S. Government Money Market

Banking	Internet
Basic Materials	Leisure
Biotechnology	Precious Metals
Consumer Products	Real Estate
Electronics	Retailing
Energy	Technology
Energy Services	Telecommunications
Financial Services	Transportation
Health Care	Utilities

Multi-Hedge Strategies	U.S. Long Short Momentum

All-Asset Conservative	All-Asset Moderate
All-Asset Aggressive	Managed Futures Strategy
High Yield Strategy	Inverse High Yield Strategy
Alternative Strategies Allocation	Long Short Equity Strategy
Long/Short Commodities Strategy	Event Driven and Distressed Strategies
Long Short Interest Rate Strategy	Alternative Strategies
Emerging Markets 2x Strategy	Inverse Emerging Markets 2x Strategy

Rydex Dynamic Funds (advised by Security Investors, LLC)
S&P 500 2x Strategy	Inverse S&P 500 2x Strategy
NASDAQ-100 2x Strategy	Inverse NASDAQ-100 2x Strategy
Dow 2x Strategy	Inverse Dow 2x Strategy
Russell 2000 2x Strategy	Inverse Russell 2000 2x Strategy

Rydex ETF Trust (advised by Security Investors, LLC)
S&P Equal Weight ETF	Russell Top 50® ETF

S&P 500 Pure Growth ETF	S&P 500 Pure Value ETF
S&P MidCap 400 Pure Growth ETF	S&P MidCap 400 Pure Value ETF
S&P SmallCap 600 Pure Growth ETF	S&P SmallCap 600 Pure Value ETF

S&P Equal Weight Consumer Discretionary ETF	S&P Equal Weight Industrials ETF
S&P Equal Weight Consumer Staples ETF	S&P Equal Weight Materials ETF
S&P Equal Weight Energy ETF	S&P Equal Weight Technology ETF
S&P Equal Weight Financials ETF	S&P Equal Weight Utilities ETF
S&P Equal Weight Health Care ETF

Rydex 2x S&P 500 ETF	Rydex Inverse 2x S&P 500 ETF
Russell 1000® Equal Weight ETF	Russell 2000® Equal Weight ETF
Russell Midcap® Equal Weight ETF	MSCI EAFE Equal Weight ETF
MSCI Emerging Markets Equal Weight ETF	MSCI All Country World (ACWI) Equal Weight ETF
S&P SmallCap 600® Equal Weight ETF	S&P MidCap 400® Equal Weight ETF